                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
[ ]  Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             CARTER-WALLACE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              CARTER-WALLACE, INC.
                          1345 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10105

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 18, 2000

     The Annual Meeting of Stockholders of Carter-Wallace, Inc. will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, July 18, 2000, at 1:00 P.M., Eastern Daylight time, for the following purposes:

     1.  To elect directors;

     2. To consider and take action upon the ratification of the appointment by the Board of Directors of KPMG LLP as independent auditors for the Company for the current fiscal year; and

     3. To transact any other business that may properly come before the meeting.

     Only holders of record of Common Stock and Class B Common Stock at the close of business on June 5, 2000 will be entitled to vote at the meeting.

     To assure your representation at the meeting, please date, sign and mail promptly the accompanying proxy, for which a postpaid return envelope is provided. Please return the proxy in a timely fashion to save the Company the expense of an additional mailing of the proxy materials.

                                          STEPHEN R. LANG
                                               Secretary

New York, New York
June 16, 2000

                              CARTER-WALLACE, INC.
                          1345 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10105

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 18, 2000

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Carter-Wallace, Inc. (the "Company") of proxies for use at the Company's 2000 Annual Meeting of Stockholders (the "Meeting") to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, July 18, 2000, at 1:00 P.M., Eastern Daylight Time, and at any adjournment thereof. The date of mailing of this Proxy Statement and the accompanying proxy is on or about June 16, 2000.

     At the Meeting, all shares represented by a properly executed proxy in the accompanying form (which has not been revoked) will be voted and, where instructions are specified, will be voted in accordance with such specifications. Where instructions are not specified, the shares represented by such proxy will be voted (a) FOR the election of each of the nominees for director named in this Proxy Statement and (b) FOR the ratification of the appointment of KPMG LLP as independent auditors for the Company. If any nominee for election as a director should be unable to serve, which is not presently anticipated, proxies will be voted for a nominee designated by the Board of Directors. In addition, proxies will be voted in the discretion of the proxy holders with respect to such other business that may properly come before the Meeting.

     Any proxy may be revoked by a stockholder by a written communication to the Secretary of the Company delivered prior to or at the Meeting, to the extent the proxy has not theretofore been voted. Sending in a signed proxy will not affect a stockholder's right to attend the Meeting and to vote in person.

                                 VOTING RIGHTS

     On each matter submitted to a vote at the Meeting, (i) each holder of Common Stock, par value $1.00 per share, of the Company ("Common Stock") is entitled to one (1) vote for each such share registered in his name at the close of business on June 5, 2000, the record date stated in the Notice of Annual Meeting of Stockholders (the "Record Date"), and (ii) each holder of Class B Common Stock, par value $1.00 per share, of the Company ("Class B Common Stock") is entitled to ten (10) votes for each such share registered in his name at the close of business on the Record Date. As of the Record Date, the Company had 32,981,414 shares of Common Stock outstanding and entitled to vote and 12,269,315 shares of Class B Common Stock outstanding and entitled to vote. On all actions to be taken at the Meeting, holders of Common Stock and holders of Class B Common Stock vote together as a single class. On the Record Date, officers and directors of the Company and members of their immediate families owned an aggregate of 12,104,983 shares of Common Stock, representing 36.70% of the outstanding shares of Common Stock, and an aggregate of 11,799,600 shares of Class B Common Stock, representing 96.17% of the outstanding shares of Class B Common Stock; such holdings represent 83.57%, in the aggregate, of the voting power of the shares entitled to vote at the Meeting. See "STOCK OWNERSHIP."

                                STOCK OWNERSHIP

     As used in this Proxy Statement, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this Proxy Statement, a person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date through the exercise of an option or similar right or otherwise and of any security held in the name of such person's spouse or minor children.

     As of the Record Date, the only persons known to the Company who beneficially owned more than 5% of either the outstanding shares of Common Stock or the outstanding shares of Class B Common Stock were The CPI Development Corporation ("CPI") and its directors and stockholders and Mario J. Gabelli and Marc J. Gabelli and various entities directly or indirectly controlled by them or for which one of them acts as chief investment officer. CPI is a personal holding company, the assets of which consist of 11,754,000 shares of Common Stock, which represent 35.64% of the outstanding shares of Common Stock, and 11,754,000 shares of Class B Common Stock, which represent 95.80% of the outstanding shares of Class B Common Stock. The directors of CPI are Henry H. Hoyt, Jr., Chairman of the Board of Directors and Chief Executive Officer of the Company, and Richard L. Cruess, M.D. and Suzanne H. Garcia, each of whom is currently a director of the Company. Henry H. Hoyt, Jr., Richard L. Cruess and Suzanne H. Garcia are the beneficial owners of substantially all the outstanding voting securities of CPI.

     The table below sets forth certain information as to shares of Common Stock and Class B Common Stock beneficially owned as of the Record Date (unless otherwise noted) by persons who beneficially own more than 5% of either class, each director named under "ELECTION OF DIRECTORS," each executive officer named in the Summary Compensation Table under "EXECUTIVE COMPENSATION AND OTHER INFORMATION" and the directors and executive officers of the Company as a group. Such ownership information is based upon information furnished by such persons. Except as otherwise indicated, such persons have sole voting and investment power with respect to such shares.

                                                                       CLASS B
                                          COMMON        PERCENT OF      COMMON        PERCENT OF
NAME AND ADDRESS                          STOCK          CLASS(1)       STOCK          CLASS(1)
----------------                        ----------      ----------    ----------      ----------
THE CPI DEVELOPMENT CORPORATION.......  11,754,000           35.64%   11,754,000           95.80%
  103 Springer Building
  3411 Silverside Road
  Wilmington, Delaware 19810
MARIO J. GABELLI and
  MARC J. GABELLI.....................   7,575,000(2)        22.97%
  One Corporate Center
  Rye, New York 10580-1434
HENRY H. HOYT, JR.....................  12,517,767(3)(4)      37.30%  11,785,500(3)        96.06%
  1345 Avenue of the Americas
  New York, New York 10105
RICHARD L. CRUESS, M.D................  11,763,300(3)        35.67%   11,763,300(3)        95.89%
  1110 Pine Avenue West
  Montreal, H3A 1A3
  Quebec, Canada
SUZANNE H. GARCIA.....................  11,773,800(3)        35.70%   11,776,800(3)        95.99%
  P.O. Box 5040
  Santa Fe, New Mexico 87502
T. ROSIE ALBRIGHT.....................     143,816(4)
DAVID M. BALDWIN......................       3,000
THOMAS G. GERSTMYER...................      29,178(4)
SCOTT C. HOYT.........................         324
RALPH LEVINE..........................     382,089(4)         1.15%
HERBERT M. RINALDI....................       9,000
PAUL A. VETERI........................     360,162(4)         1.08%
All directors and executive officers
  of the Company as a group (21
  persons)............................  14,147,009(3)(4)      40.39%  11,799,600(3)        96.17%

---------------
(1) Ownership percentages representing less than one percent of the class outstanding have been omitted.

(2) Based solely upon information contained in Amendment No. 16 to Schedule 13D, dated March 3, 2000, filed with the Securities and Exchange Commission. The shares are beneficially owned by Mario J.

    Gabelli and Marc J. Gabelli and various entities that they directly or indirectly control or for which one of them acts as chief investment officer.

(3) Includes the number of shares of Common Stock and of Class B Common Stock, as the case may be, owned of record by CPI as to which Henry H. Hoyt, Jr., Richard L. Cruess and Suzanne H. Garcia are deemed to have shared beneficial ownership by virtue of their relationships with CPI. Also includes 9,000 shares of Common Stock and 9,000 shares of Class B Common Stock held in trust under the will of Kate Good Orcutt; Henry H. Hoyt, Jr. and Suzanne H. Garcia are trustees and beneficiaries of the trust and Richard L. Cruess is a trustee of the trust and, as such, are deemed to have shared beneficial ownership of such shares. Henry H. Hoyt, Jr., Richard L. Cruess and Suzanne
    H. Garcia each disclaim beneficial ownership of the shares of Common Stock and Class B Common Stock owned by CPI and such trust.

(4) Includes 574,078 shares of Common Stock for Henry H. Hoyt, Jr., 127,556 shares for T. Rosie Albright, 29,178 shares for Thomas G. Gerstmyer, 349,269 shares for Ralph Levine and 325,242 shares for Paul A. Veteri, respectively, and 2,042,026 shares for all directors and executive officers as a group, including the persons named above, that may be acquired within 60 days of the Record Date upon exercise of options granted to such persons under the Company's 1996 Long-Term Incentive Plan (the "LTIP"). Does not include 388,220 shares of Common Stock in the case of Henry H. Hoyt, Jr., 42,992 shares in the case of T. Rosie Albright, 35,710 shares in the case of Thomas
    G. Gerstmyer, 265,122 shares in the case of Ralph Levine and 234,941 shares in the case of Paul A. Veteri, respectively, and 1,266,317 shares in the case of all directors and executive officers as a group, including the persons named above, awarded under the LTIP that are subject to forfeiture under certain conditions.

                             ELECTION OF DIRECTORS

     Eight directors will be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected. Shares represented by proxies solicited by the Board of Directors will, unless otherwise specified thereon, be voted for the election of the nominees named below, each of whom is presently a director. All nominees for director were elected at the last annual meeting of stockholders.

                                                              DIRECTOR
NAME, AGE, PRINCIPAL OCCUPATION AND OTHER INFORMATION          SINCE
-----------------------------------------------------         --------
DAVID M. BALDWIN; 71........................................    1990
  Chairman of the Board, David M. Baldwin Realty Co., Inc.
     since prior to June 1995.
RICHARD L. CRUESS, M.D.; 70.................................    1977
  Professor of Surgery, Center for Medical Education, McGill
     University, Montreal, Quebec, Canada since June 1995.
SUZANNE H. GARCIA; 65.......................................    1997
  Owner, La Tierra Beneficiaries (real estate development)
     and Santa Fe Ranch since prior to June 1995(2)
HENRY H. HOYT, JR.; 72......................................    1955
  Chairman of the Board of Directors and Chief Executive
     Officer of the Company since prior to June 1995(1)(2)
SCOTT C. HOYT; 47...........................................    1988
  Vice President, New Products, Carter Products Division
     since prior to June 1995.
RALPH LEVINE; 64............................................    1990
  President and Chief Operating Officer of the Company since
     April 1, 1997; Vice President, Secretary and General
     Counsel of the Company for more than five years prior
     to April 1, 1997(1)

                                                              DIRECTOR
NAME, AGE, PRINCIPAL OCCUPATION AND OTHER INFORMATION          SINCE
-----------------------------------------------------         --------
HERBERT M. RINALDI; 71......................................    1977
  Of Counsel to the firm of Carella, Byrne, Bain, Gilfillan,
     Cecchi, Stewart & Olstein (attorneys), of which he was
     a Partner for more than five years prior to December
     31, 1996(3)
PAUL A. VETERI; 58..........................................    1990
  Executive Vice President and Chief Financial Officer of
     the Company since April 1, 1997, Vice President,
     Finance and Chief Financial Officer of the Company for
     more than five years prior to April 1, 1997(1)

---------------
(1) Member of the Executive Committee.

(2) Henry H. Hoyt, Jr. and Suzanne H. Garcia are siblings. Scott C. Hoyt is the nephew of Henry H. Hoyt, Jr. and Suzanne H. Garcia. There are no other family relationships among the directors and officers of the Company.

(3) The firm of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein performed legal services for the Company in the fiscal year ended March 31, 2000 ("fiscal 2000").

     Directors will be elected by the vote of a majority of the votes of the outstanding shares of Common Stock and Class B Common Stock voting as one class. Votes that are withheld and broker non-votes will have the same effect as negative votes in the election.

                       BOARD OF DIRECTORS AND COMMITTEES

     In fiscal 2000, the Board of Directors held nine meetings. The Board of Directors has appointed an Audit Committee, an Executive Committee, a Nominating Committee and a Compensation Committee.

     The Audit Committee, composed of Herbert M. Rinaldi, Chairman, and David M. Baldwin, held four meetings in fiscal 2000. The Audit Committee, whose duties and responsibilities are set forth in a written charter adopted by the Board of Directors, monitors the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance and the independence and performance of the Company's independent auditors and internal audit personnel. The Audit Committee meets with both the independent and internal auditors and reviews and reports to the Board of Directors regarding the scope and results of their audits and its recommendations relating to the appointment of independent auditors.

     The Nominating Committee, composed of David M. Baldwin, Chairman, Richard
L. Cruess, M.D. and Herbert M. Rinaldi, met once in fiscal 2000. The Nominating Committee identifies and recommends candidates for election to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. Such nominations for directors to be elected at the 2001 Annual Meeting of Stockholders should be furnished in writing to the Secretary of the Company by February 16, 2001 and should indicate the nominee's name, age and business experience.

     The Compensation Committee, composed of Richard L. Cruess, M.D., Chairman, David M. Baldwin, Suzanne H. Garcia and Herbert M. Rinaldi, met once in fiscal 2000. The Compensation Committee is empowered to make recommendations to the Board with respect to the base salary of the two senior officers of the Company.

     All of the Company's directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The Summary Compensation Table shows certain information for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executives") for services rendered in all capacities during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                   ANNUAL COMPENSATION                  COMPENSATION AWARDS
                                        -----------------------------------------   ---------------------------
                                                                                    RESTRICTED AND
                                                                                       DEFERRED      SECURITIES
                               FISCAL                              OTHER ANNUAL         STOCK        UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS      COMPENSATION(1)     AWARDS(2)      OPTIONS(#)   COMPENSATION(3)
---------------------------    ------   ----------   ----------   ---------------   --------------   ----------   ---------------
Henry H. Hoyt, Jr............   2000    $1,332,700   $1,332,700      $ 69,698         $3,913,494      144,443         $30,435
  Chairman of the Board,        1999     1,281,400      794,500        60,942          1,236,971      277,774          31,548
  Chief Executive Officer       1998     1,232,100      639,100        60,851          1,122,605      267,088          32,133
  and Director
Ralph Levine.................   2000    $  919,400   $  919,400      $241,538         $2,699,802       99,647         $19,681
  President and Chief
  Operating                     1999       884,000      548,100        68,905            853,343      191,628          18,886
  Officer and Director          1998       850,000      478,100        48,175            774,470      184,260          18,481
Paul A. Veteri...............   2000    $  811,200   $  811,200      $ 67,686         $2,382,173       87,924         $16,553
  Executive Vice President,     1999       780,000      483,600        55,113            752,952      169,084          16,764
  Chief Financial Officer       1998       750,000      421,900        54,427            683,345      162,580          15,647
  and Director
T. Rosie Albright............   2000    $  468,133   $  358,100      $183,900         $  291,673       37,678         $ 9,912
  Vice President,               1999       454,500      268,400       104,262            186,176       41,806           8,282
  Consumer Products, U.S.       1998       432,667      236,300        50,306            109,820       26,129           5,944
Thomas G. Gerstmyer..........   2000    $  459,000   $  347,600      $ 63,544         $  283,166       36,581         $ 9,777
  Vice President,               1999       391,833      260,600        19,509            320,255       80,129           7,822
  Pharmaceuticals, U.S.(4)

---------------
(1) Included in this amount in fiscal 2000 was $25,881, $107,226, $31,576,
    $119,218 and $28,045 for Mr. Hoyt, Mr. Levine, Mr. Veteri, Ms. Albright and Mr. Gerstmyer, respectively, relating to withholding taxes paid by the Company on the employee's behalf in respect of certain perquisites and other taxable benefits. Also included is $79,460 for Mr. Levine and $43,196 for Ms. Albright for country club membership fees and dues and $17,791 for Mr. Hoyt, $18,184 for Mr. Veteri and $16,103 for Mr. Gerstmyer, representing the imputed annual income related to a Company provided automobile.

(2) On March 31, 2000, Mr. Hoyt held 388,220 shares of restricted stock awarded under the LTIP, the market value of which was $7,279,125, Mr. Levine held 265,122 shares, the market value of which was $4,971,038, Mr. Veteri held 234,941 shares, the market value of which was $4,405,144, Ms. Albright held 42,992 shares, the market value of which was $806,100 and Mr. Gerstmyer held 35,710 shares, the market value of which was $669,563. Dividends accumulated since the date of grant are paid to the recipient of the award at vesting.

(3) Includes Company contributions vested pursuant to the Supplemental Retirement and Savings Plan and the Executive Savings Plan and premiums paid by the Company with respect to the term life portion of split-dollar life insurance policies with respect to the Named Executives. The Named Executives do not have any interest in the cash surrender value under such policies. The vested contributions to the Supplemental Retirement Savings Plan and the Executive Pension Benefits Plans for each Named Executive for fiscal 2000 are as follows: Mr. Hoyt -- $25,612; Mr. Levine -- $17,957; Mr. Veteri -- $15,568; Ms. Albright -- $9,087 and Mr. Gerstmyer -- $9,005. The premiums paid with respect to the term life portion of the split-dollar insurance for each Named Executive for fiscal 2000 are as follows: Mr.
    Hoyt -- $4,823; Mr. Levine -- $1,724; Mr. Veteri -- $985; Ms.
    Albright -- $825 and Mr. Gerstmyer -- $772.

(4) Mr. Gerstmyer was appointed Vice President, Pharmaceuticals, U.S. in January 1999.

     The following table contains information concerning options to purchase shares of the Company's Common Stock granted to the Named Executives pursuant to the LTIP during fiscal 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                            -----------------------------------------------------          POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     % OF TOTAL                                    ASSUMED ANNUAL RATES OF STOCK PRICE
                            SECURITIES     OPTIONS                                       APPRECIATION FOR OPTIONS TERM(3)
                            UNDERLYING    GRANTED TO      EXERCISE                  -------------------------------------------
                             OPTIONS     EMPLOYEES IN      PRICE       EXPIRATION   AT 0% ANNUAL   AT 5% ANNUAL   AT 10% ANNUAL
NAME                        GRANTED(#)   FISCAL 2000    ($/SHARE)(1)    DATE(2)     GROWTH RATE    GROWTH RATE     GROWTH RATE
----                        ----------   ------------   ------------   ----------   ------------   ------------   -------------
Henry H. Hoyt, Jr.........   144,443        21.12%         $18.06       6/24/09         -0-         $1,640,787     $4,158,077
Ralph Levine..............    99,647        14.57%         $18.06       6/24/09         -0-         $1,131,931     $2,868,536
Paul A. Veteri............    87,924        12.86%         $18.06       6/24/09         -0-         $  998,765     $2,531,066
T. Rosie Albright.........    37,678         5.51%         $18.06       6/24/09         -0-         $  428,000     $1,084,636
Thomas G. Gerstmyer.......    36,581         5.35%         $18.06       6/24/09         -0-         $  415,539     $1,053,056

---------------
(1) Market price of the stock on the date of grant.

(2) These options will become exercisable at the rate of 25% of the total award in each year commencing on the first anniversary of the date of the grant.

(3) The dollar amounts under these columns are the results of calculations at 0% and at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes and, therefore, are not intended to forecast future financial performance or possible future appreciation, if any, in the price of Common Stock. Stockholders are, therefore, cautioned against drawing any conclusion from the appreciation data shown. Optionees will only realize value from these grants if the price of Common Stock appreciates, which would benefit all stockholders commensurately. The Company did not use an alternative formula for grant valuation as it is not aware of any formula that will determine, with reasonable accuracy, a present value based on future unknown or volatile factors.

     No options were exercised by the Named Executives during fiscal 2000. The following table sets forth information with respect to the unexercised options held by them at March 31, 2000.

                         FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SHARES OF
                                              COMMON STOCK UNDERLYING           VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                                AT MARCH 31, 2000(#)          AT MARCH 31, 2000($)(1)
                                            ----------------------------    ----------------------------
NAME                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                        -----------    -------------    -----------    -------------
Henry H. Hoyt, Jr.........................    537,968         521,657       $2,025,250       $738,891
Ralph Levine..............................    324,357         357,178       $1,161,275       $495,568
Paul A. Veteri............................    303,261         316,167       $1,110,733       $442,569
T. Rosie Albright.........................    118,136          91,957       $  515,606       $132,376
Thomas G. Gerstmyer.......................     20,032          96,678       $   55,361       $191,232

---------------
(1) Calculated by determining the difference between the exercise price and the closing price of the Company's Common Stock on the New York Stock Exchange on March 31, 2000 with respect to those options for which such closing price exceeded the exercise price.

     The Employees' Retirement Plan of Carter-Wallace, Inc. (the "Retirement Plan") is a noncontributory defined benefit plan. The Retirement Plan provides for a pension payable upon retirement at age 65 in an amount calculated on the basis of the number of years of credited service and the individual's average covered compensation during the five consecutive highest paid years in the ten-year period immediately preceding the individual's retirement date. Covered compensation does not include deferred compensation or other incentive compensation. The Retirement Plan permits early retirement and deferred retirement under specified conditions.

     Amounts payable under the Retirement Plan may not exceed the limitation imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the "Code") (currently $135,000, but subject to periodic cost-of-living adjustments, or the individual's average covered compensation for his three highest paid years, whichever is less) and the amount of credited compensation which may be taken into account in the computation of pension benefits may not exceed the amount permitted under Section 401(a)(17) of the Code (currently $170,000, subject to cost-of-living adjustments). Amounts shown in the table below include benefits in excess of such limitations that are payable under the Executive Pension Benefits Plan and the Executive Pension Benefits Core Plan (collectively, the "Executive Pension Benefits Plans") described below.

     The Executive Pension Benefits Plans are unfunded plans that provide for the payment of vested pension benefits that would otherwise be payable under the Retirement Plan but for the limitations of Sections 415 and 401(a)(17) of the Code and the exclusion from covered compensation of amounts deferred under the Executive Savings Plan and that mitigate the reduction in retirement benefits of corporate officers who elect early retirement. Corporate officers' covered compensation used in calculating benefits under the Executive Pension Benefits Plans includes accrued bonuses.

                               PENSION PLAN TABLE

                          COVERED          10 YEARS      20 YEARS       30 YEARS       40 YEARS       50 YEARS
                          COMPENSATION     SERVICE       SERVICE        SERVICE        SERVICE        SERVICE
                          ------------     --------     ----------     ----------     ----------     ----------
                           $  800,000      $156,561     $  313,122     $  471,402     $  631,402     $  791,402
                           $1,200,000      $236,561     $  473,122     $  711,402     $  951,402     $1,191,402
                           $1,600,000      $316,561     $  633,122     $  951,402     $1,271,402     $1,591,402
                           $2,000,000      $396,561     $  793,122     $1,191,402     $1,591,402     $1,991,402
                           $2,400,000      $476,561     $  953,122     $1,431,402     $1,911,402     $2,391,402
                           $2,800,000      $556,561     $1,113,122     $1,671,402     $2,231,402     $2,791,402
                           $3,200,000      $636,561     $1,273,122     $1,911,402     $2,551,402     $3,191,402

     The above table shows the estimated annual benefits payable on retirement to eligible employees, including officers and directors, under the Retirement Plan and the Executive Pension Benefits Plans as in effect on March 31, 2000. Amounts shown are based on the assumptions that the Retirement Plan and the Executive Pension Benefits Plans remain in effect without change and that the individual receives a straight life benefit with no reduction to allow for payment to a surviving spouse, as is permitted by the Retirement Plan and the Executive Pension Benefits Plans.

     The above computation of benefits assumes continued employment to at least age 65 and covered compensation as described above. Amounts shown are before applicable federal and state income taxes payable by the recipient and are net of a portion of applicable Social Security benefits received. The portion of the benefits accrued as of September 30, 1980 is subject to annual cost-of-living adjustments.

     Covered remuneration for fiscal 2000 and credited years of service for purposes of the Retirement Plan and the Executive Pension Benefits Plans at March 31, 2000 for each Named Executive were $2,665,400 and 49 years for Mr. Hoyt; $1,838,800 and 38 years for Mr. Levine; $1,622,400 and 24 years for Mr. Veteri; $826,233 and four years for Ms. Albright and $806,600 and 18 years for Mr. Gerstmyer.

EMPLOYMENT AGREEMENTS AND TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with Messrs. Levine and Veteri and Ms. Albright.

     The employment agreements with Mr. Levine and Mr. Veteri provide for their employment at base salaries of not less than $884,000 and $780,000, respectively. Pursuant to these agreements, each of Mr. Levine and Mr. Veteri will be entitled to certain additional payments if his employment is terminated by the Company for any reason other than for cause or is terminated by him as a result of a diminution in his position, authority, duties or responsibilities or in certain other circumstances. In such event, Mr. Levine or Mr. Veteri, as the case may be, shall receive a lump sum payment equal to three times the sum of his annual base salary at the time of termination and the greater of 100% of the target bonus for the year of termination or the highest bonus earned by him in any of the three preceding years. In addition, he shall receive an increased benefit under the Company's Executive Pension Benefits Plan based on his final salary and bonus as determined above and credit for five additional years of service and, in the case of Mr. Veteri, five additional years of age, and he and his family will be eligible to continue to participate in certain benefit programs, including medical and life insurance, for three years following termination or such longer period as an applicable plan or program provides. Mr. Levine and Mr. Veteri will be made whole on an after-tax basis in the event any excise tax becomes payable on such payments and other amounts they are entitled to receive from the Company.

     Ms. Albright's employment agreement provides for her employment at a base salary of at least $400,000 per year through December 3, 2000.

     In addition to the base salary provided for under the employment agreements, such persons are entitled to annually determined bonus payments pursuant to the Company's Profit Sharing Plan. The actual cash compensation paid to such persons with respect to fiscal 2000 is disclosed in the Summary Compensation Table.

     The Company has entered into a consulting agreement with Henry H. Hoyt, Jr. pursuant to which Mr. Hoyt will consult with the Company at its request for up to five days per month during a consulting term commencing with his retirement and ending five years thereafter or, if earlier, upon his death or disability, termination of such services by the Company for cause or by him as a result of a diminution in his position, authority, duty or responsibilities or in certain other circumstances or a Change in Control of the Company or, if he has agreed to a continuation period following a Change in Control during which he will continue to be employed by the Company or to render consulting services, the end of such period. The Company has agreed to use its best efforts to cause him to be nominated as a director and to be elected Chairman of the Board during the consulting term. The Company has agreed to pay Mr. Hoyt a monthly consulting fee during the consulting term equal to the greater of $66,635 or 60% of his monthly salary in effect immediately prior to his retirement. He will also be entitled to the fees otherwise payable to a non-employee director and, if applicable, to a non-employee Chairman of the Board and he and his family will be eligible to continue to participate in certain benefit programs, including medical and life insurance during the consulting term. In the event the consulting term ends following a Change in Control, Mr. Hoyt shall receive a lump sum payment equal to 60 times the monthly consulting fee less any monthly consulting fees previously paid. The consulting agreement also provides, in the event of a Change in Control while Mr. Hoyt is still employed by the Company, that he shall be entitled to receive a lump sum payment equal to 60 times the monthly consulting fee that would otherwise have been payable unless there is a continuation period after such Change in Control as discussed above, in which case such payment will be made at the end of the continuation period and shall be reduced by any consulting fees previously paid. The consulting agreement also provides that all options, restricted stock and deferred stock held by Mr. Hoyt at the time his employment terminates for any reason other than termination by the Company for cause shall become fully vested and that such options shall be exercisable for the remainder of the ten-year stated term. Mr. Hoyt will be made whole on an after-tax basis in the event that any excise tax becomes payable on the payments and other amounts received from the Company pursuant to the terms of his consulting agreement.

     The Company has also entered into agreements with certain executive officers, including Ms. Albright and Mr. Gerstmyer, that provide for continuation of their employment for two years in the event of a Change in Control of the Company. During such two-year period, they will be entitled to receive a salary equal to the highest annual base salary for any of the three fiscal years immediately preceding the Change in Control and an annual bonus equal to the greater of 100% of the target bonus for the year in which the Change in Control occurs or the highest bonus earned during the three-year period preceding the Change in Control and to receive benefits at least equal to those in effect at the time the Change in Control occurs. If employment is terminated by the Company for any reason other than for cause or is terminated by the officer as a result of a diminution in position, authority, duties or responsibilities or in certain other circumstances, the Company shall be obligated to pay such officer a lump sum payment equal to two times the annual salary and bonus determined in the manner described above and an increased benefit under the Company's Executive Pension Benefits Plan based on final salary and bonus as determined above and credit for three additional years of service and treating such benefit as fully vested. In addition, the Company will continue the benefits specified above for a two-year period following termination of employment or such longer period as an applicable plan or program provides. The executive officers will be made whole on an after-tax basis in the event any excise tax becomes payable on such payments and other amounts they are entitled to receive from the Company.

     Pursuant to the LTIP, outstanding awards of restricted and deferred stock become fully vested and outstanding options become immediately exercisable upon the occurrence of a Change in Control of the Company. In addition, upon termination of employment following a Change in Control, options will remain exercisable for the balance of their term and, upon exercise of an option within one year after the occurrence of a Change in Control, the optionee will be entitled to receive, in addition to the shares of Common Stock thereby purchased, a cash payment in respect of each such share equal to the excess, if any, of the highest price paid or offered for the Common Stock during the six-month period preceding the Change in Control over the market price of the Common Stock on the date of exercise.

     A Change in Control also results in the immediate vesting and payment of benefits under the Executive Pension Benefits Plans and, in the case of certain officers (including certain of the Named Executives), the elimination of early retirement reductions. Participants will be made whole on an after-tax basis in the event any excise tax becomes payable as a result of the payment of benefits under the Executive Pension Benefits Plan.

     Change in Control is defined for purposes of the LTIP, the Executive Pension Benefits Plans and the agreements described above with Mr. Hoyt and certain other executive officers as the acquisition by any person, other than a member of the Hoyt family or trusts for the benefit of or parties controlled by them, of (i) more than 25% of the voting power of the Company's outstanding securities, (ii) certain changes in the composition of the Company's Board of Directors, (iii) certain business combination transactions or (iv) any other event that the Board of Directors determines, in its discretion, would materially alter the structure of the Company or its ownership.

LOANS TO EXECUTIVE OFFICERS

     During fiscal 2000, the Company loaned four of the Named Executives and two other executive officers the amount of the withholding taxes required to be paid by them in connection with the vesting of restricted stock awards granted in fiscal 1996 as follows: Mr. Hoyt -- $423,515; Mr. Levine -- $220,636; Mr.
Veteri -- $197,466; Ms. Albright -- $107,384; Adrian J.L. Huns -- $68,459; and
Peter J. Griffin -- $53,832. With the exception of Mr. Huns, all of such loans were made on February 1, 2000 and bore interest at 6.11%, the short-term Treasury Bill rate at such date. The loan to Mr. Huns was made on March 1, 2000 and bore interest at 6.35%, the then short-term Treasury Bill rate. All of such loans were repaid in full, with interest, on or before May 15, 2000.

COMPENSATION OF DIRECTORS

     Directors, other than those who are salaried employees of the Company, receive an annual fee of $45,000 for serving on the Board of Directors and a fee of $500 for each meeting of the Audit Committee that they attend. Dr. Cruess and Mr. Rinaldi each received a fee of $25,000 in fiscal 2000 for serving on a special committee of the Board. Directors who are salaried employees of the Company receive a fee of $250 for each meeting of the Board of Directors that they attend.

REPORT ON EXECUTIVE COMPENSATION

  General

     The Company's Compensation Committee, consisting of Messrs. Baldwin, Cruess (Chairman) and Rinaldi and Mrs. Garcia, non-employee Directors of the Company, makes recommendations to the Board of Directors with respect to the base salaries of the Company's Chief Executive Officer and its President and Chief Operating Officer. The base salary of the Company's Chief Executive Officer and its President are determined by the entire Board of Directors after consideration of the recommendation of the Compensation Committee. The compensation of all other executive officers is recommended to the Board for its determination by the Company's Executive Committee.

     The Company's compensation program for its executive officers consists of the following significant components: annually determined salary; annually determined bonus payments pursuant to the Company's Profit Sharing Plan; and periodic grants of restricted and/or deferred stock and stock options. The elements of the Company's compensation are designed with different purposes in mind. Salary and bonus payments are primarily intended to compensate for current and past performance. Restricted and/or deferred stock and stock options are awarded in an effort to provide a strong incentive for outstanding long-term performance. The restricted and/or deferred stock is forfeitable generally if the executive leaves the Company prior to four years from the date on which the restricted and/or deferred stock was awarded or if such executive is terminated for cause. Awards of restricted and/or deferred stock and stock options are directly tied to the interests of the Company's shareholders, inasmuch as the value of the restricted and/or deferred stock will increase or decrease based upon the future price of the Company's stock and the options will be of value to the holder only if the future price of the Company's stock exceeds the price at which the options are exercisable.

     In determining the amount and the form of the executive compensation package for fiscal 2000, the Compensation Committee and the Board considered the Company's overall performance over a number of years rather than considering any single year. The Compensation Committee also considered the objectives the Company desires to achieve in the future as well as the challenges with which the Company would be confronted. Given this overall view, the Compensation Committee considered several specific factors. They included continued efforts to acquire and market new drugs, continued efforts to license the Company's products to others and continued efforts to upgrade the Company's management of its inventory and thus improve the Company's working capital and cash flow. However, in making the compensation determination, no specific weight was given to any one factor. In December 1995, the Company adopted the LTIP, under which certain key employees of the Company have been granted awards of restricted and/or deferred stock and options to purchase the Company's Common Stock, as indicated above.

  Chief Executive Officer Compensation

     The compensation of Henry H. Hoyt, Jr., the Company's Chief Executive Officer, in fiscal 2000 consisted of salary and bonus payments. In determining Mr. Hoyt's fiscal 2000 base salary, the Compensation Committee granted a merit increase in annual salary of 4%.

     Submitted by the Company's Board of Directors:

David M. Baldwin         Scott C. Hoyt
Richard L. Cruess, M.D.  Ralph Levine
Suzanne H. Garcia        Herbert M. Rinaldi
Henry H. Hoyt, Jr.       Paul A. Veteri

TAX DEDUCTION CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits to $1 million the Company's deduction for compensation paid in any taxable year to the Company's Chief Executive Officer and the Named Executives, subject to an exception for "performance-based compensation." While compensation paid by the Company to such individuals will be subject to this deduction limit, income realized from the exercise of stock options granted under the LTIP will qualify as performance-based compensation and will be exempt from the limit.

PERFORMANCE GRAPH

     The following graph compares the yearly change in the cumulative total shareholder return on the Company's Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Wilshire 5000 Index and (ii) a peer group of five companies within the Company's Standard Industry Codes (SIC) and with market capitalization similar to the Company consisting of the following companies:
Alpharma Inc., Block Drug Company, Inc., Ivax Corporation, Alberto-Culver Corporation and Del Laboratories. The graph assumes $100 invested on March 31, 1995 in the Company's Common Stock and each of the indices.
[Carter-Wallace Performance Graph]

                                                     CARTER-WALLACE                PEER GROUP                 WILSHIRE 5000
                                                     --------------                ----------                 -------------
1995                                                     100.00                      100.00                      100.00
1996                                                     142.50                      114.50                      132.20
1997                                                     120.90                       93.50                      152.70
1998                                                     160.30                      105.10                      225.60
1999                                                     159.50                      124.80                      255.20
2000                                                     161.50                      324.40                      315.40

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors will recommend at the Meeting that a resolution be adopted ratifying the appointment by the Board of Directors of the firm of KPMG LLP to audit the financial statements of the Company and its subsidiaries for the current fiscal year. If the stockholders do not ratify the appointment of KPMG LLP as independent auditors, the Board of Directors will consider the selection of another accounting firm. A representative of KPMG LLP is expected to be present at the Meeting, to have an opportunity to make a statement if he desires to do so and to be available to answer any questions relating to their audit of the financial statements of the Company for fiscal 2000. The fees paid to this firm by the Company and its subsidiaries for auditing services were approximately $830,000 for fiscal 2000. See "BOARD OF DIRECTORS AND COMMITTEES" for information concerning the Company's Audit Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS RESOLUTION. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matter other than those referred to above that may be presented for action at the Meeting. If any other matter should be presented, the persons named as proxies will vote on such matter in accordance with their best judgment.

          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholder proposals for presentation at the Company's 2001 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's executive offices, 1345 Avenue of the Americas, New York, New York 10105, not later than February 16, 2001 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy.

                                 MISCELLANEOUS

     The solicitation of proxies will be by mail and the cost will be borne by the Company. The Company will request banks, brokers and other nominees, custodians and fiduciaries to forward proxy material to beneficial owners and to seek authorization for the execution of proxies, and the Company will reimburse them for their expense in this connection.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2000 (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE MADE AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST ADDRESSED TO STEPHEN R. LANG, SECRETARY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES, CARTER-WALLACE, INC., 1345 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10105.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STEPHEN R. LANG
                                          Secretary

New York, New York
June 16, 2000

PROXY

                              CARTER-WALLACE, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 18, 2000
       Hotel duPont, 11th and Market Streets, Wilmington, Delaware 19801

          This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints HENRY H. HOYT, JR. and RALPH LEVINE, and either of them, as proxies with full power of substitution, to represent and to vote all shares of stock of Carter-Wallace, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on July 18, 2000, and all adjournments thereof, as designated on the reverse side of this Proxy.

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     Shares represented by this Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR Proposals (1) and (2).


                      (Continued and to be dated and signed on the reverse side)




                                        CARTER-WALLACE, INC.
                                        P.O. BOX 11068
                                        NEW YORK, NY 10203-0068

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS (1) AND (2).

(1)  Election of Directors:   FOR all nominees
                              listed below

                              WITHHOLD AUTHORITY to vote
                              for all nominees listed below

                              *EXCEPTIONS

Nominees: D.M. Baldwin, R.L. Cruess, M.D., S.H. Garcia, H.H. Hoyt, Jr., S.C. Hoyt, R. Levine, H.M. Rinaldi, P.A. Veteri

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions ___________________________________________________________________

(2) Proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for the current fiscal year.

          FOR                 AGAINST                  ABSTAIN

                                           Change of Address and
                                           or Comments Mark Here.

                              (Please sign exactly as name appears. If stock is registered in two names, both should sign.)

                              DATED: _____________________, 2000

                              SIGNED: ______________________________________

                              ______________________________________________

                              VOTES MUST BE INDICATED
                              (X) IN BLACK OR BLUE INK.           X



SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.